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                                                                   Exhibit 10.12

                        Form of Crude Oil Sale Agreement

This is to confirm a Sale Agreement concluded on ____________, 2002 between Sunoco, Inc. (R&M) ("Buyer") and Sunoco Partners Marketing & Terminals L.P. ("Seller") under the following terms and conditions. In any future correspondence concerning this Agreement, please refer to contract number _____.

Seller:           Sunoco Partners Marketing & Terminals L.P.
                  P.O. Box 2039
                  Tulsa, OK 74102-2039

Buyer:            Sunoco, Inc. (R&M)
                  P.O. Box 1014
                  Toledo, OH 43697

Term: Effective ___________, 2002 through ___________, 2002, and continuing month to month thereafter unless terminated by either party upon giving thirty
(30) days prior written notice to the end of the initial term or any extension thereof.

Quantity: Buyer shall purchase all volumes of the specified quality delivered by Seller at the Delivery Point. Buyer and Seller estimate that volume will be approximately ______ barrels per day. Volume to be delivered each month will be adjusted based on lease purchases.

Quality:  [insert crude oil quality type]

Delivery/Title/Risk: Delivery shall be made and title and risk of loss shall pass from Seller to Buyer as the crude oil is delivered from the facilities of __________ at _______________ (the "Delivery Point").

Price: Market based prices, as determined by the parties.

For pricing purposes, the crude oil delivered during any given calendar month hereunder shall be deemed to have been delivered in equal daily quantities for each day of the given month.

Buyer and Seller agree that for the term of this Agreement and any extensions thereof, Seller shall not incur gravity penalties.

Payment: U.S. Dollars on the twentieth (20th) day of the month following the month of delivery upon confirmation of actual delivered volumes.

Payment is to be made by intercompany transfer.

If the due date falls on a Saturday or a bank holiday, other than a Monday, payment shall be due on the last preceding business day. If the due date falls on a Sunday or a Monday bank holiday, payment is due on the following business day.

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General Terms and Conditions: Where not inconsistent with above Sun Refining and
Marketing Company's General Terms and Conditions (excluding waterborne cargos) (April 1986 Edition - Revised April, 1990) will apply.

Contacts are:
Scheduling:        E. W. Liszewski     (215) 246-8903
or                 S. K. Sullivan      (215) 977-3732
or                 K. A. Davison       (215) 977-8276
Contracts:         Y. M. Clavie        (918) 586-6726

This instrument contains the complete agreement of both parties and cannot be modified unless in writing. No hard copy contracts will be exchanged.

Thank you for the opportunity to conduct this transaction with you.

Best regards,

SUNOCO PARTNERS MARKETING & TERMINALS L.P.
BY SUNOCO LOGISTICS PARTNERS OPERATIONS GP LLC


By:_________________________________________________
[INSERT NAME OF OFFICER OF SUNOCO LOGISTICS
PARTNERS OPERATIONS GP LLC]


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